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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(h) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            STRUCTURED PRODUCTS CORP.
             (Exact name of registrant as specified in its charter)


               Delaware                                   13-3692801
(State of incorporation or organization)      (IRS Employer Identification No.)


    Seven World Trade Center
    Room 33-130, 33rd Floor
       New York. New York                                      10048
(Address of principal executive offices)                     (Zip Code)


If this form relates to the              If this form relates to the
registration of a class of debt          registration of a class of debt
securities and is effective upon         securities and is to become effective
filing pursuant to General Instruction   simultaneously with the effectiveness
A(C)(1) please check the following       of a concurrent registration statement
box. /X/                                 under the Securities Act of 1933
                                         pursuant to General Instruction
                                         A(C)(2) please check the following
                                         box. / /


       Securities to be registered pursuant to Section l2(b) of the Act:

             Title of Each Class                Name of Each Exchange on Which
             to be so Registered                Each Class is to be Registered

$25,000,000 TIERS(Service Mark) Corporate Bond-
Backed Certificates, Series BLS 1997-6,
        ZTF Class Certificates
        (the "Certificates")                       New York Stock Exchange


      Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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Item 1.          Description of Registrant's Securities to be Registered.

                 The description of the Certificates to be registered hereunder is set forth under the captions entitled: "Summary of Terms"; "Special Considerations"; "Description of the Certificates"; "ERISA Considerations"; and "Federal Income Tax Considerations" in Registrant's Prospectus Supplement dated June 23, 1997, and "Special Considerations" and "Description of Certificates" in Registrant's Prospectus, dated June 23, 1997, which description is incorporated herein by reference. Registrant filed the Prospectus and Prospectus Supplement with the Securities and Exchange Commission on June 25, 1997, pursuant to the Rule 424(b)(5) under the Securities Act of 1933.


Item 2.          Exhibits.


                 1 Certificates of Incorporation of Structured Products Corp. is set forth as Exhibit 3.1 to the Registration Statement on Form S-3 and is incorporated herein by reference.

                 2.         By-laws, as amended, of Structured Products Corp.
                            are set forth as Exhibit 3.2 to the Registration Statement and are incorporated herein by reference.

                 3. Form of Trust Agreement is set forth as Exhibit 4.3 to the Registration Statement and is incorporated herein by reference.

                 4.         Form of the Certificates.



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                                  SIGNATURE


                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                             STRUCTURED PRODUCTS CORP.


Date: July 10, 1997                          By: /s/ Marwan A. Marshi
                                                 -------------------------------
                                                 Authorized Signatory





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                                EXHIBIT INDEX


Exhibit                          Description                               Page


1. Certificate of Incorporation of Structured Products Corp. is set forth as Exhibit 3.1 to the Registration Statement on Form S-3 and is incorporated herein by reference.

2. By-laws, as amended, of Structured Products Corp. are set forth as Exhibit 3.2 to the Registration Statement and are incorporated herein by reference.

3. Form of Trust Agreement is set forth as Exhibit 4.3 to the Registration Statement and is incorporated herein by reference.

4.       Form of the Certificates.                                           5



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